Exhibit 99.1

Vicarious Surgical Enters Long-Term Lease, Expanding Footprint for Continued Growth

WALTHAM, Mass. -- (BUSINESS WIRE) -- October 20, 2021 – Vicarious Surgical Inc. (“Vicarious Surgical” or the “Company”) (NYSE: RBOT, RBOT WS), a next-generation robotics technology company seeking to improve patient outcomes as well as both cost and efficiency of surgical procedures, today announced execution on a long term lease agreement providing an additional 30,000 square feet in Waltham, MA.

The new facility will expand manufacturing facilities and include four operating rooms for demonstration and testing. The facility’s location is directly adjacent to Vicarious Surgical headquarters, representing the second building within the Company’s budding campus.

“Increasing our physical footprint allows us to more than double our capacity for development, testing, and manufacturing; this expansion will ultimately enable Vicarious Surgical to welcome broader hospital and surgeon engagement,” said Adam Sachs, CEO of Vicarious Surgical. “This facility represents a critical step along our path to innovate, commercialize, and scale our business.”

About Vicarious Surgical

Founded in 2014, Vicarious Surgical is a next generation robotics company developing a disruptive technology with the goals of increasing the efficiency of surgical procedures, improving patient outcomes and reducing healthcare costs. The Company’s novel surgical approach uses a combination of proprietary human-like surgical robots and virtual reality to transport surgeons inside the patient to perform minimally invasive surgery. The Company’s technology was granted Breakthrough Device Designation by the FDA, and Vicarious Surgical believes the Vicarious System is the first surgical robot to receive this designation from the FDA. The Company is led by an experienced team of technologists, medical device professionals and physicians, and is backed by technology luminaries including Bill Gates, Vinod Khosla’s Khosla Ventures, Innovation Endeavors, Jerry Yang’s AME Cloud Ventures, Sun Hung Kai & Co. Ltd and Philip Liang’s E15 VC. The Company is headquartered in Waltham, Mass. Learn more at www.vicarioussurgical.com.

Investor Inquiries:

Marissa Bych

Gilmartin Group LLC

ir@vicarioussurgical.com

Press and Media Inquiries:

Jill Gross
Matter Communications
media@vicarioussurgical.com